SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”), dated April 9, 2007, is entered into by and between Joseph Visconti (“Visconti”) and Intra-Asia Entertainment Corp. (“Intra-Asia”). Visconti and Intra-Asia are sometimes collectively referred to as the “Parties.”

Recitals

On September 19, 2005, Visconti filed a lawsuit against Intra-Asia, entitled Visconti v. Intra-Asia Entertainment Corp., in the Circuit Court, 15th Judicial Circuit, Palm Beach County, Florida, Case No. 50-2005-CA008900-XXXX-MB, and on June 16, 2006, Intra-Asia filed an answer and counterclaim against Visconti (collectively, the “Action”), with each party asserting claims arising out of the employment and/or consulting relationship between the Parties;

Intra-Asia and Visconti each explicitly deny all allegations of liability made by the other in the Action;

By entering into this Agreement, the Parties do not admit or confirm any of the claims, allegations, assertions or opinions of the claims against the Parties in the Action; and

The Parties desire to completely and amicably resolve this dispute without further expense of time or money.

Agreement

NOW THEREFORE, for and in consideration of the covenants and promises hereinafter set forth, and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.  Exercise of Warrant.

1(a). The Warrant and Assignment. On August 2, 2004, Intra-Asia issued a Stock Purchase Warrant to J. Stephen & Company, Inc. (“JSC”) for the purchase of 1,600,000 shares of Intra-Asia common stock at the exercise price of Thirty Five ($0.35) Cents per share (the “Warrant”). Visconti warrants that the assignment by JSC is valid and in compliance with the terms of the Warrant and duly authorized by the board of directors of JSC, and that no other person or entity has a right or interest in the Warrant. Copies of the Warrant and assignment are attached hereto and incorporated by reference herein.

1(b). Notice and Exercise. Intra-Asia hereby acknowledges receipt of that certain Notice of Exercise of even date herewith (the “Notice”) pursuant to which Visconti has elected to fully exercise his rights in connection with the Warrant. Visconti has elected to exercise the Warrant pursuant to its net exercise provision which results the purchase by Visconti of a total of 851,337 shares of Intra-Asia common stock (the “Settlement Shares”). Intra-Asia hereby accepts the notice of exercise and upon execution hereof shall immediately cause its transfer agent to issue the Settlement Shares to Visconti subject to the terms and conditions of Paragraph 2 of this Agreement. The Parties acknowledge and agree that upon delivery of the Settlement Shares to Visconti and the Escrow Agent (as defined below), the Warrant will have been fully exercised and shall terminate, and the parties shall have no further rights or obligations whatsoever in connection therewith.

1(c). Consideration for Agreement as Payment of Exercise Price. No further payment of any kind whatsoever shall be due or payable from Visconti to Intra-Asia to exercise the Warrant. The Parties agree and acknowledge that the consideration given by Visconti to Intra-Asia in connection with this Agreement shall constitute payment in full of the Exercise Price set forth on the Warrant and any and all sums which may otherwise be due and payable from Visconti to Intra-Asia to exercise the Warrant.

2.  Share Escrow as Settlement Payment. Visconti and Intra-Asia shall deposit 351,337 of the Settlement Shares (the “Escrow Shares”) with a mutually acceptable third party escrow or broker (the “Escrow Agent”). The Escrow Shares shall have a deemed value of Two Hundred Sixty Three Thousand Five Hundred and Three ($263,503) dollars (the “Settlement Amount”) based on a price of Seventy Five cents ($0.75) per share. Visconti shall deliver to the Escrow Agent irrevocable instructions to sell the Escrow Shares at the agent’s discretion and in an orderly fashion applying ordinary principles of best execution and to hold the proceeds thereof for the benefit of Intra-Asia. A copy of the Escrow Agreement is attached hereto.

3.  Dismissal of the Action. Within five (5) days following the deposit of the Escrow Shares with the Escrow Agent, the Parties shall file a Joint Notice of Voluntary Dismissal With Prejudice, pursuant to Rule 1.420(a)(1), Florida Rules of Civil Procedure, dismissing the action in its entirety. However, the Court shall retain jurisdiction over the Action for purposes of enforcing the settlement evidenced herein Each party shall bear its own costs of suit, including attorneys’ fees, incurred in the Action. This settlement is not dependent upon the court’s entering the dismissals specified above, but is immediately effective upon the signing of this Agreement by the Parties.

4.  Agreement Not an Admission. This Agreement and the terms set forth herein are not intended and shall not be construed as an admission that the Parties committed the acts complained of in the Action. This Agreement is solely a compromise in settlement of all claims arising from the Action.

5.  Mutual General Releases Pursuant to Section 46.015, Florida Statutes.

(a)  Upon receipt of the Settlement Shares Visconti, his agents, servants, employees, , insurers, affiliates, and all other persons, firms, or corporations with whom or which any of them have been, are now, or may hereafter be affiliated, and any other person or entity claiming through them or on their behalf (collectively, “Visconti Releasors”), hereby release Intra-Asia, its agents, servants, employers, employees, , insurers, predecessors and successors-in-interest, assigns, directors, officers, members, managers, partners, parent corporations, subsidiaries, affiliates, and all other persons, firms, or corporations with whom or which any of them have been, are now, or may hereafter be affiliated, and any other person or entity acting on their behalf (collectively, “Intra-Asia Releasees”), of and from any and all claims, causes of action, losses, and liabilities, of any nature whatsoever, whether known or unknown, and whether arising under statute, contract (express, implied, or otherwise), in tort, equity, or any other theory of recovery, and whether for compensatory damages, penalty, or punitive damages, which Visconti now has, or may have ever had, including but not limited to, any claim in any way relating to or arising out of the following: (1) Visconti’s employment and/or consulting relationship (whether individually or through another entity) with Intra-Asia, (2) the Action; and (3) any and all acts and omissions alleged, or which could have been alleged, in the Action, provided however, that nothing in this Agreement shall be deemed to release any obligations arising under this Agreement.

(b)  Upon deposit of the Escrow Shares with the Escrow Agent, Intra-Asia, its agents, servants, employees, , insurers, predecessors and successors-in-interest, assigns, directors, officers, members, managers, partners, parent corporations, subsidiaries, affiliates, and all other persons, firms, or corporations with whom or which any of them have been, are now, or may hereafter be affiliated, and any other person or entity claiming through them or on their behalf (collectively, “Intra-Asia Releasors”), hereby releases Visconti, his agents, servants, , insurers, assigns, affiliates, and all other persons, firms, or corporations with whom they have been, are now, or may hereafter be affiliated, and any other person or entity acting on their behalf (collectively, “Visconti Releasees”), of and from any and all claims, causes of action, losses, and liabilities, of any nature whatsoever, whether known or unknown, and whether arising under statute, contract (express, implied, or otherwise), in tort, equity, or any other theory of recovery, and whether for compensatory damages, penalty, or punitive damages, which Intra-Asia now has, or may have ever had, including but not limited to, any claim in any way relating to or arising out of the following: (1) Visconti’s employment and/or consulting relationship (whether individually or through another entity) with Intra-Asia, (2) the Action; and (3) any and all acts and omissions alleged, or which could have been alleged, in the Action, provided however, that nothing in this Agreement shall be deemed to release any obligations arising under this Agreement.

6.  Release as Defense to Action. Visconti and Intra-Asia agree that this Agreement may be treated as a defense to any action or proceeding that may be brought by Visconti and/or Intra-Asia on their behalf and shall be a complete bar to the commencement or prosecution of any action or proceeding against Visconti and/or Intra-Asia on account of the damages allegedly sustained by Visconti and/or Intra-Asia based on the allegations made in the Action.

7.  Waiver of Section 1542. The Visconti Releasors and Intra-Asia Releasors hereby expressly waive all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties to this Agreement hereby waive and relinquish every right or benefit which they have or may have under Section 1542 of the Civil Code to the full extent that they may lawfully waive such right or benefit pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it may later discover facts in addition to, or different from, those which it knows or believes to be true with respect to the subject matter of this Agreement, but that it is its intention to fully, finally, and forever settle and release all matters set forth herein. The release given by this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

8.  Representations and Warranties. The Parties warrant and represent that no other person or entity has or has had any interest in the rights, claims, demands, obligations or causes of action being assigned or released in this Agreement; that they have the sole right and exclusive authority to execute this Agreement; and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the rights, claims, demands, obligations or causes of actions referred to in this Agreement.

9.  No Shorting.Visconti agrees that he will not create a, or continue any existing, short position in Intra-Asia’s Common Stock or employ any other device designed to adversely affect the trading price of the Common Stock.

10.  No Admission of Merits. The Parties agree and acknowledge that the consideration specified in this Agreement is given as a full and complete compromise of matters involving disputed issues; that neither the consideration provided or exchanged, nor the negotiations for this Agreement shall be considered admissions; and that no past or present wrongdoing or liability on the part of any Party shall be implied by such exchange of consideration or negotiations.

11.  Non-disparagement. The Parties agree not to disparage the each other and agree not to engage in any conduct that reasonably could damage the reputation of the other. Each Party represents that it has not disparaged the other nor engaged in any other conduct that reasonably could damage the reputation of the other.

12.  Confidentiality. The Parties represent and warrant that they have not disclosed and will not disclose the terms and conditions of this Agreement to any third parties except (i) to their accountants, auditors, insurance companies, and attorneys, provided such persons are informed of this confidentiality requirement; (ii) to their officers, directors and employees in the regular course of business on a “need to know” basis; (iii) as required by applicable securities laws; (iv) to state and federal taxing authorities; (v) as legally required by applicable law; (vi) upon the written consent of the other parties; (vii) as compelled by a lawful subpoena or court order issued by a court of competent jurisdiction; or (viii) if necessary to enforce this Agreement. The Parties agree that a breach of this paragraph will not cause, or result in, a rescission of this Agreement but instead will subject the breaching Party or Parties to a claim for damages and/or injunctive relief. The Parties acknowledge and agree that damages may be recoverable, but that damages alone will not be adequate relief in the event this paragraph is breached.

13.  Judgment. The Parties agree that no judgment has been entered in the Action and that in light of this Agreement no judgment shall be entered.

14.  Attorneys’ Fees. In the event that any action is brought to interpret or enforce the terms of this Agreement, the prevailing Party or Parties shall be entitled to reasonable attorneys’ fees and costs in addition to all other relief to which that Party or those Parties may be entitled.

15.  Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, servants, employees, contractors, subcontractors, attorneys, insurers, predecessors and successors in interest, assigns, directors, officers, members, managers, partners, parent corporations, subsidiaries, affiliates, and all other persons, firms, or corporations with whom or which any of them have been, are now, or may hereafter be affiliated.

16.  Controlling Law, Jurisdiction, and Venue. This Agreement shall be interpreted in accordance with and governed in all respects by the laws of the State of Florida without regard to any conflicts of laws rules or doctrine. In any proceeding involving, directly or indirectly, any matter arising out of or related to this Agreement or the relationship evidenced hereby or thereby, the parties hereby irrevocably submit to the exclusive jurisdiction of the Florida Circuit Court. Venue shall be appropriate only in the 15th Judicial Circuit, Palm Beach County, Florida and any claims that such Court constitutes an inconvenient forum are hereby irrevocably waived.

17.  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable.

18.  Fair Interpretation. This Agreement is the product of negotiations between the Parties and their respective attorneys, and shall be given fair interpretation. Each of the Parties hereto expressly acknowledges and agrees that this Agreement shall be deemed to have been mutually prepared so that the rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The releases herein are to be construed broadly so as to provide the broadest possible protection for the persons or entities hereby released.

19.  Parties Advised by Counsel. The Parties represent and warrant to each other that they have been represented by counsel with respect to this Agreement and all matters covered by and relating to it, that they have been fully advised by such counsel with respect to their rights and with respect to the execution of this Agreement, and that such counsel are authorized and directed to take all action necessary to effect the purposes of this Agreement.

20.  Entire Agreement. This Agreement constitutes the entire agreement among the Parties, and it is expressly understood and agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by the Parties, or their authorized representatives, and the Parties acknowledge and agree that none of them will make any claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever.

21.  Authority to Enter Into Agreement. Each individual executing this Agreement on behalf of any Party hereto represents and warrants to the other Parties that such individual is authorized to enter into this Agreement on behalf of that Party and that this Agreement binds that Party.

22.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute a duplicate original, but all of which together shall constitute one and the same document. Any counterpart of this Agreement may be executed and delivered to any party via facsimile provided a manually executed counterpart is later delivered to the other parties.

23.  Effective Date. This Agreement shall not be binding or of any force or effect unless and until it is executed and delivered by all Parties. The effective date of this Agreement shall be the date it becomes executed and delivered by all Parties.

24.  Cooperation. All Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

25.  Prior Agreements Superseded. This Agreement supersedes any written or oral agreements, understandings, or communications, concerning the subject matter(s) of this Agreement.

26.  Intent. It is the intent of the Parties to this Agreement that this Agreement shall be a full and final settlement agreement and mutual release pertaining to the Action and as specifically stated in the Agreement.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed and delivered this Agreement as of the date first written above.

Dated:
Joseph Visconti

Dated:	Intra-Asia Entertainment Corp.
By:
Name:
Its: